October 21, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (805) 981-8663

Ms. Wendy L. Simpson
Chief Financial Officer
LTC Properties, Inc.
22917 Pacific Coast Highway, Suite 350
Malibu, CA  90265

      Re:	LTC Properties, Inc.
      Form 10-K for the year ended December 31, 2004
      Filed February 28, 2005
      File No. 001-11314

Dear Ms. Simpson:

      We have reviewed your October 14, 2005 response letter and have the following additional comments.

1. We read your response to comment 1. Please summarize the efforts you have made to obtain access to the financial statements or any other financial information for Alterra.


*  *  *  *

	You may contact Josh Forgione, at (202) 551-3431, or me, at
(202) 551-3403, if you have questions. Please respond to the comments included in this letter within 10 business days or tell us when you will provide us with a response. Please file your response on EDGAR.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief


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Ms. Wendy L. Simpson
LTC Properties, Inc.
October 11, 2005
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